FOR IMMEDIATE RELEASE
February 13, 2025

Genesis Energy, L.P. Reports Fourth Quarter 2024 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter results.
We generated the following financial results for the fourth quarter of 2024:

•Net Loss Attributable to Genesis Energy, L.P. of $49.4 million for the fourth quarter of 2024 compared to Net Income Attributable to Genesis Energy, L.P. of $12.0 million for the same period in 2023.

•Cash Flows from Operating Activities of $74.0 million for the fourth quarter of 2024 compared to $124.8 million for the same period in 2023.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $21.9 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $43.3 million for the fourth quarter of 2024, which provided 2.14X coverage for the quarterly distribution of $0.165 per common unit attributable to the fourth quarter.

•Total Segment Margin of $172.5 million for the fourth quarter of 2024.

•Adjusted EBITDA of $160.6 million for the fourth quarter of 2024.

•Adjusted Consolidated EBITDA of $706.4 million for the trailing twelve months ended December 31, 2024 and a bank leverage ratio of 5.25X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “Our results for the fourth quarter were generally in-line with our expectations. More importantly we are now just a few short months away from reaching the inflection point we have been referencing for the last twelve to eighteen months. That is the point where our capital-intensive expansion projects are completed and paid for, and we start to reap the increased cash to be generated from such investments.

Over the last couple of years, we have deployed over one billion dollars of growth capital towards expanding and optimizing our two largest business segments for the long-term benefit of all Genesis stakeholders. These projects included constructing the new 105-mile SYNC deepwater lateral to connect the new Shenandoah floating production facility to our CHOPS pipeline system and expanding the throughput capacity on our CHOPS pipeline system by more than fifty percent from its previous nameplate capacity to facilitate recently contracted and future volumes from the central Gulf of America. In addition, we successfully completed the construction and commissioning of an attractive brownfield expansion of our Granger soda ash production facility. The project increased Granger’s nameplate capacity from approximately 500,000 tons per year to approximately 1.2-1.3 million tons per year, which in turn reduced its per unit operating costs to be in-line with some of the lowest cost, and lowest carbon footprint, soda ash production in the world. I can say that the Granger facility recently has consistently been producing around 3,900 tons of dense soda ash per day, a level at or even slightly above its design capacity.

Importantly, I’m happy to report that as of year-end, we have completed over 90% of the expected growth capital associated with our offshore expansion projects. We remain on schedule to turn cash flow positive, after all current cash obligations, in the second half of this year and remain committed to not pursuing any capital-intensive projects for the foreseeable future. Instead, we will be looking to harvest the increasing amounts of Adjusted EBITDA and cash flow from these organic growth projects in the coming years as our new contracted offshore developments ramp up, incremental offshore developments and sub-sea tiebacks are sanctioned and tied-in to our existing infrastructure, and as the fundamentals in the soda ash market ultimately improve.

As we look ahead to the remainder of 2025, I am confident that our businesses are well positioned to deliver sequential growth over 2024, driven primarily by our offshore pipeline transportation segment and the expected growth in offshore volumes primarily attributable to our two new contracted developments, Shenandoah and Salamanca. These two new developments remain on schedule for first production late in the second quarter of 2025, and in the aggregate will add upwards of 200,000 barrels per day of incremental production handling capacity to our pipeline system. In addition to these two new developments coming on-line, we also expect certain producer customers will resume producing volumes from wells that have experienced mechanical issues over the last several quarters that we have previously discussed. The restoration of these high margin volumes, when combined with the new volumes scheduled to come online in the middle of the year, is expected to drive significant sequential improvement in our offshore pipeline transportation segment in 2025.

In our soda ash business, we expect the challenging macro conditions we saw in the fourth quarter of 2024 to persist through at least the first half of 2025 as the market seems to remain well supplied and the demand picture in China and other regions around the globe is mixed. This combination of an oversupplied market and weak global demand continues to put pressure on prices, especially in our export markets. We continue to believe that current soda ash prices are below the cash costs of high-cost synthetic producers, particularly in China, which would suggest that prices really cannot go down much further from here. Assuming high-cost synthetic producers within China and Europe act rationally, we would expect to see additional supply rationalizations to help balance the global market in the near-term, in conjunction with, or until, global demand recovers to historical levels. Despite improving the physical operating performance of our own soda ash operations and further optimizing our operating cost structure, we expect the Segment Margin contribution from our soda ash business to be at or near what we generated in 2024. Having said that, we would reasonably, based on historical market behavior, expect prices to improve in future periods, if not over the last half of this year then certainly in 2026 and beyond. Our legacy refinery services business is also expected to perform consistently with its performance in 2024.

Our marine transportation segment is again expected to deliver sequential growth in 2025, driven in large part by steady market fundamentals and fewer dry-dock days in our offshore fleet relative to 2024. Market fundamentals remain constructive as we continue to see little to no new Jones Act vessels being constructed at the same time older equipment continues to be retired. During this period of declining supply, demand remains relatively steady, and we are seeing high utilization and steady to marginally increasing day rates across our fleet. We remain optimistic about the near-to-medium term outlook with our marine transportation segment and believe we are still in the early stages of a multi-year structural shift given the continued lack of newly constructed maritime equipment available in the marketplace.

Genesis has a very clear line of sight to Adjusted EBITDA growth in 2025 via the combination of our contracted offshore growth and the structural tailwinds in our marine transportation segment, and even if we see static performance from our other two segments. This earnings growth, in conjunction with getting our significant capital expenditures behind us, means 2025 really should be that inflection point we have all been working towards. With no near-term maturities, adequate liquidity and increasing cash flow, we will have the ability to deploy such increasing available cash flow across our capital structure to manage our bank calculated leverage ratio to our long-term target, periodically redeem or retire any high-cost securities within our capital structure, as well as return increasing amounts of capital to our unitholders in one form or another. Regardless of the ultimate timing of any such actions, we remain confident we are well positioned to manage and simplify our balance sheet and ultimately deliver long-term value for everyone in the capital structure for many years to come.

With that, I will briefly discuss our individual business segments in more detail.

In our offshore pipeline transportation segment, several operators continue to deal with mechanical issues that are affecting their production from several major fields attached to our infrastructure. While a small portion of the impacted volumes has been remedied to date, the majority remains offline with the expectation that those volumes will be restored at some point in 2025. It is important to note that currently three of the twenty-one available deepwater rigs working in the Gulf of America are working on and focused on remediating these issues and returning the production as soon as possible. In addition to the extended producer downtime, the fourth quarter also included some unplanned producer downtime associated with Hurricane Rafael. This storm formed very late in hurricane season, entering the Gulf of America in early-to-mid November and caused several producers to shut in production for several days, thus reducing the total volumes flowing through our pipelines during the quarter.

More importantly, our offshore construction projects are expected to be totally complete in the next few months. The balance of the work to be completed and capital to be spent is primarily associated with connecting the Shenandoah floating production system to our new SYNC pipeline. The Shenandoah production facility set sail from its shipyard in South Korea in mid-December and is expected to arrive in South Texas any day where it will complete its final outfitting and safety checks before being installed at its final location in advance of first production in the second quarter. Similarly, the Salamanca production facility is also nearing completion and remains on schedule for first production in the middle of the year. We continue to expect both developments and their combined almost 200,000 barrels of oil per day of incremental production handling capacity to ramp very quickly. These new stand-alone production facilities will serve as host platforms for future sub-sea developments or tie-back opportunities which will help sustain these incremental volumes and cash flows to us for years and years into the future.

In our soda ash business, the operating issues we experienced at Westvaco in 2024 are behind us, and as mentioned earlier, Granger has recently been performing at or above its design capacity. Late last year, we started to focus intensely on the cost side of our business and subsequently identified some initial opportunities and implemented a number of initiatives to reduce fixed and operating costs in the business. The cost side of our operations will continue to be a focal point for us as we navigate the current market fundamentals for soda ash and its implication for prices.

The global soda ash market picture remains relatively consistent with last quarter, with most markets remaining well supplied. We continue to believe demand must pick up and there must be additional reductions in high cost, and environmentally inferior, synthetic soda ash production for the worldwide market to come more into balance. Until it does, the price for soda ash, primarily in our export markets, will continue to be challenged.

This backdrop would suggest lower soda ash prices will likely persist through at least the first half of 2025. We have already seen some reduction in synthetic production capacity in Europe and believe it’s just a matter of time before other high-cost producers will have to react to these prices where they cannot even cover their variable operating costs of production. The market will come back into balance at some point, and based on history, it is likely to overreact and possibly tighten very quickly. Regardless of when prices improve, because of the steps we have already taken on the cost side, we believe we are well positioned to meaningfully benefit from such recovery in future periods.

Our marine transportation segment continues to perform in line with our expectations. Market fundamentals remain constructive, with relatively stable demand for all classes of Jones Act vessels and a shrinking supply driven by retirements of older vessels and very limited new construction. In 2025, we have only two scheduled dry docks for our offshore vessels compared with five that we had in 2024, which should in turn lower our maintenance capital requirements and allow for a greater number of days on the water this year when compared with last.

From a corporate finance perspective, we took multiple steps in 2024 to strengthen our balance sheet and preserve our financial flexibility. We opportunistically accessed the capital markets on two separate occasions last year and successfully issued $700 million in new 7.875% notes due 2032 in May and $600 million in new 8.000% notes due 2033 in December. These new notes allowed us to re-finance our 2026 unsecured notes and $575 million of our 2027 unsecured notes, respectively, adding significant runway between now and our nearest maturity and making the 2027’s a much more attractively sized tranche, with ample liquidity to re-finance them by using our senior secured facility if we so choose.

While 2024 might not have panned out like we had originally hoped or forecasted, we are undoubtedly excited and focused on 2025 and ensuring we do in fact reach that inflection point in just a few months, where we stop spending growth capital and start harvesting significant, and growing, cash flows in excess of the cash cost of running and sustaining our businesses. As we sit here today, we believe Adjusted EBITDA(1) in 2025 will be around $700 million and that 2026, assuming no meaningful improvement in our soda ash business, which could very well turn out to be a conservative assumption, could be around $800 million. In any event, the cash cost of running our businesses continues to be around $600-625 million a year. As a result, we believe we have adequate financial flexibility to allow us to hit and maintain our targeted leverage ratio, simplify our capital structure, lower our overall cost of capital, return capital to our unitholders and create long-term value for all stakeholders in our capital structure.

The management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”

(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing these forward-looking Adjusted EBITDA measures without directly comparable GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Financial Results
Segment Margin
Variances between the fourth quarter of 2024 (the “2024 Quarter”) and the fourth quarter of 2023 (the “2023 Quarter”) in these components are explained below.
Segment Margin results for the 2024 Quarter and 2023 Quarter were as follows:

	Three Months Ended December 31,
	2024	2023
	(in thousands)
Offshore pipeline transportation	$76,700	$106,167
Soda and sulfur services	58,305	64,695
Marine transportation	31,029	31,845
Onshore facilities and transportation	6,490	6,711
Total Segment Margin	$172,524	$209,418

Offshore pipeline transportation Segment Margin for the 2024 Quarter decreased $29.5 million, or 28%, from the 2023 Quarter primarily due to several factors including: (i) an economic step-down in the rate on a certain existing life-of-lease transportation dedication; (ii) producer underperformance at two of our major host platforms; and (iii) an increase in our operating costs. At the beginning of the third quarter of 2024, we reached the 10-year anniversary of a certain existing life-of-lease transportation dedication, which resulted in the contractual economic step-down of the associated transportation rate. The 2024 Quarter experienced an increase in producer downtime relative to the 2023 Quarter as a result of certain sub-sea operational and technical challenges at fields connected to two of our major host platforms, which began in the second quarter of 2024. The production from these wells impacted our results as they are molecules that we touch multiple times throughout our oil and natural gas pipeline infrastructure. These decreases were partially offset by committed volumes from the Warrior and Winterfell projects, which produced first oil in late June 2024 and early July 2024, respectively, and have begun to ramp up production. Activity in and around our Gulf of America asset base continues to be robust and we expect to benefit from additional in-field drilling at existing fields, such as the Monument development, which is currently expected to come on-line in mid to late 2026.
Soda and sulfur services Segment Margin for the 2024 Quarter decreased $6.4 million, or 10%, from the 2023 Quarter primarily due to lower export pricing in our Alkali Business during the 2024 Quarter and lower NaHS sales volumes and sales pricing, which was partially offset by higher soda ash sales volumes in the period. In our Alkali Business, the 2024 Quarter was impacted by a decline in export pricing as compared to the 2023 Quarter as global supply has continued to outpace demand in the global markets. Our Alkali Business experienced higher soda ash sales volumes in the 2024 Quarter as production from our expanded Granger facility came online in the 2023 Quarter and has since ramped up to levels near its nameplate capacity of approximately 100,000 tons of production per month. In our sulfur services business, we have experienced continued pressure on demand in South America, which has negatively impacted NaHS sales volumes and pricing. In addition, production was impacted by a slower than expected startup during the 2024 Quarter from a planned outage during the third quarter of 2024 at one of our largest and lowest cost host refineries, which has since ramped up production to normal levels as we exited 2024.
Marine transportation Segment Margin for the 2024 Quarter decreased $0.8 million, or 3%, from the 2023 Quarter primarily due to the increased number of regulatory dry-docking days in our offshore fleet during the 2024 Quarter. Partially offsetting this decrease was an increase in our overall day rates in our inland and offshore business, including the M/T American Phoenix, during the 2024 Quarter. Demand for our barge services to move intermediate and refined products remained high during the 2024 Quarter due to the continued strength of refinery utilization rates as well as the lack of new supply of similar type vessels (primarily due to higher construction costs and long lead times for construction) as well as the retirement of older vessels in the market.
Onshore facilities and transportation Segment Margin for the 2024 Quarter decreased $0.2 million, or 3%, from the 2023 Quarter primarily due to an overall decrease in volumes on our onshore crude oil pipeline systems. This decrease was mostly offset by an increase in the rail unload volumes at our Scenic Station facility.

Other Components of Net Income (Loss)
We reported Net Loss Attributable to Genesis Energy, L.P. of $49.4 million in the 2024 Quarter compared to Net Income Attributable to Genesis Energy, L.P. of $12.0 million in the 2023 Quarter.
Net Loss Attributable to Genesis Energy, L.P. in the 2024 Quarter was impacted by: (i) impairment expense of $43.0 million recorded during the 2024 Quarter as we terminated an on-going project related to the integration of certain of our corporate enterprise resource planning systems; (ii) an increase in interest expense, net, of $15.0 million; and (iii) an increase in depreciation, depletion and amortization of $9.7 million during the 2024 Quarter.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, February 13, 2025, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, soda and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in the Gulf of America, Wyoming and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
REVENUES	$725,553	$774,104	$2,966,216	$3,176,996

COSTS AND EXPENSES:
Costs of sales and operating expenses	559,678	620,794	2,337,527	2,501,608
General and administrative expenses	10,835	17,526	59,432	65,779
Depreciation, depletion and amortization	79,937	70,223	313,158	280,189
Impairment expense	43,003	—	43,003	—
OPERATING INCOME	32,100	65,561	213,096	329,420
Equity in earnings of equity investees	18,003	16,592	58,291	66,198
Interest expense, net	(75,647)	(60,606)	(287,235)	(244,663)
Other expense, net	(13,938)	(2,815)	(15,367)	(4,627)
INCOME (LOSS) BEFORE INCOME TAXES	(39,482)	18,732	(31,215)	146,328
Income tax benefit (expense)	(1,807)	1,767	(1,792)	19
NET INCOME (LOSS)	(41,289)	20,499	(33,007)	146,347
Net income attributable to noncontrolling interests	(8,090)	(8,549)	(30,940)	(28,627)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(49,379)	$11,950	$(63,947)	$117,720
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(21,894)	(21,505)	(87,576)	(90,725)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$(71,273)	$(9,555)	$(151,523)	$26,995
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.58)	$(0.08)	$(1.24)	$0.22
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,464,318	122,464,318	122,464,318	122,535,480

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day unless otherwise noted):
CHOPS(1)	246,049	296,941	286,160	274,527
Poseidon(1)	292,177	310,370	278,347	306,182
Odyssey(1)	73,684	51,868	67,810	59,535
GOPL	1,021	3,070	1,605	2,622
Offshore crude oil pipelines total	612,931	662,249	633,922	642,866

Natural gas transportation volumes (MMBtus/day)(1)	386,201	413,597	385,330	401,976

Soda and Sulfur Services Segment
Soda Ash volumes (short tons sold)	993,237	901,874	3,831,334	3,326,024
NaHS (dry short tons sold)	22,231	25,356	104,322	106,857
NaOH (caustic soda) volumes (dry short tons sold)	23,341	19,522	76,340	78,272

Marine Transportation Segment
Inland Fleet Utilization Percentage(2)	96.7%	100.0%	98.8%	100.0%
Offshore Fleet Utilization Percentage(2)	99.5%	99.5%	97.7%	98.1%

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas(3)	52,879	83,044	65,059	70,032
Jay	5,672	6,039	5,189	5,793
Mississippi	1,775	3,951	2,390	4,635
Louisiana(4)	33,654	51,212	55,687	65,895
Onshore crude oil pipelines total	93,980	144,246	128,325	146,355

Crude oil and petroleum products sales (barrels/day)	22,269	23,655	21,591	23,170

Rail unload volumes (barrels/day)	15,127	—	13,500	—
(1)As of December 31, 2024 and 2023, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.
(3)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of America, including the CHOPS pipeline.
(4)Total daily volumes for the three and twelve months ended December 31, 2024 include 4,819 and 19,298 Bbls/day, respectively, of intermediate refined products and 28,835 and 36,046 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines. Total daily volumes for the three and twelve months ended December 31, 2023 include 25,746 and 32,458 Bbls/day, respectively, of intermediate refined products and 25,466 and 33,019 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	December 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$29,552	$28,038
Accounts receivable - trade, net	740,584	759,547
Inventories	110,739	135,231
Other	30,858	41,234
Total current assets	911,733	964,050
Fixed assets and mineral leaseholds, net of accumulated depreciation and depletion	5,203,059	5,068,821
Equity investees	240,368	263,829
Intangible assets, net of amortization	97,285	141,537
Goodwill	301,959	301,959
Right of use assets, net	228,186	240,341
Other assets, net of amortization	55,102	38,241
Total assets	$7,037,692	$7,018,778

LIABILITIES AND CAPITAL
Accounts payable - trade	$491,070	$588,924
Accrued liabilities	367,685	378,523
Total current liabilities	858,755	967,447
Senior secured credit facility	291,000	298,300
Senior unsecured notes, net of debt issuance costs, discount and premium	3,436,860	3,062,955
Alkali senior secured notes, net of debt issuance costs and discount	379,293	391,592
Deferred tax liabilities	17,801	17,510
Other long-term liabilities	538,200	570,197
Total liabilities	5,521,909	5,308,001
Mezzanine capital:
Class A Convertible Preferred Units	813,589	813,589
Partners’ capital:
Common unitholders	279,891	519,698
Accumulated other comprehensive income	9,486	8,040
Noncontrolling interests	412,817	369,450
Total partners’ capital	702,194	897,188
Total liabilities, mezzanine capital and partners’ capital	$7,037,692	$7,018,778

Common Units Data:
Total common units outstanding	122,464,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Genesis Energy, L.P.	$(49,379)	$11,950	$(63,947)	$117,720
Corporate general and administrative expenses	8,698	21,296	57,929	73,876
Depreciation, depletion, amortization and accretion	82,710	72,943	324,249	291,731
Impairment expense	43,003	—	43,003	—
Interest expense, net	75,647	60,606	287,235	244,663
Income tax expense (benefit)	1,807	(1,767)	1,792	(19)
Plus (minus) Select Items, net(1)	10,038	44,390	22,782	99,091
Segment Margin(2)	$172,524	$209,418	$673,043	$827,062
(1)Refer to additional detail of Select Items later in this press release.
(2)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Genesis Energy, L.P.	$(49,379)	$11,950	$(63,947)	$117,720
Interest expense, net	75,647	60,606	287,235	244,663
Income tax expense (benefit)	1,807	(1,767)	1,792	(19)
Depreciation, depletion, amortization and accretion	82,710	72,943	324,249	291,731
Impairment expense	43,003	—	43,003	—
EBITDA	153,788	143,732	592,332	654,095
Plus (minus) Select Items, net(1)	6,819	45,017	16,930	102,272
Adjusted EBITDA(2)	160,607	188,749	609,262	756,367
Maintenance capital utilized(3)	(19,450)	(17,750)	(73,750)	(67,650)
Interest expense, net	(75,647)	(60,606)	(287,235)	(244,663)
Cash tax expense	(334)	(225)	(1,300)	(1,048)
Distributions to preferred unitholders(4)	(21,894)	(21,909)	(87,576)	(91,837)
Available Cash before Reserves(5)	$43,282	$88,259	$159,401	$351,169
(1)Refer to additional detail of Select Items later in this press release.
(2)See definition of Adjusted EBITDA later in this press release.
(3)Maintenance capital expenditures for the 2024 Quarter and 2023 Quarter were $44.2 million and $38.1 million, respectively. Maintenance capital expenditures for the years ended December 31, 2024 and 2023, were $172.8 million and $125.0 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(4)Distributions to preferred unitholders attributable to the 2024 Quarter are payable on February 14, 2025 to unitholders of record at close of business on January 31, 2025.
(5)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash Flows from Operating Activities	$73,968	$124,762	$391,934	$521,126
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net	75,647	60,606	287,235	244,663
Amortization and write-off of debt issuance costs, premium and discount	(4,320)	(4,683)	(14,639)	(12,889)
Effects from equity method investees not included in operating cash flows	4,776	6,346	23,461	26,050
Net effect of changes in components of operating assets and liabilities	28,688	(570)	(31,064)	(4,174)
Non-cash effect of long-term incentive compensation plans	2,886	(10,143)	(5,234)	(25,379)
Expenses related to business development activities and growth projects	—	—	60	105
Differences in timing of cash receipts for certain contractual arrangements(1)	(8,967)	22,822	(601)	56,341
Other items, net(2)	(12,071)	(10,391)	(41,890)	(49,476)
Adjusted EBITDA(3)	$160,607	$188,749	$609,262	$756,367
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(3)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

December 31, 2024
Senior secured credit facility	$291,000
Senior unsecured notes, net of debt issuance costs, discount and premium	3,436,860
Less: Outstanding inventory financing sublimit borrowings	(12,200)
Less: Cash and cash equivalents	(10,371)
Adjusted Debt(1)	$3,705,289

Pro Forma LTM
December 31, 2024
Consolidated EBITDA (per our senior secured credit facility)	$588,652
Consolidated EBITDA adjustments(2)	117,730
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$706,382

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.25X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums, discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with material organic growth projects. For any material organic growth project not yet completed or in-service, the EBITDA Adjustment is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and capital expenditures, our bank leverage ratio and compliance with our senior secured credit facility covenants, the timing and anticipated benefits of the Shenandoah and Salamanca developments, our expectations regarding our Granger expansion, the expected performance of our offshore assets and other projects and business segments, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, and a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of international military conflicts (such as the war in Ukraine, the Israel and Hamas war and broader geopolitical tensions in the Middle East and Eastern Europe), the result of any economic recession or depression that has occurred or may occur in the future, construction and anticipated benefits of the SYNC pipeline and expansion of the capacity of the CHOPS system, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended December 31,		Year Ended December 31,
		2024	2023	2024	2023
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$(8,967)	$22,822	$(601)	$56,341
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	1,498	18,967	(7,837)	36,688
	Loss on debt extinguishment	13,938	2,815	15,367	4,627
	Adjustment regarding equity investees(2)	4,919	6,100	23,461	24,635
	Other	(1,350)	(6,314)	(7,608)	(23,200)
	Sub-total Select Items, net(3)	10,038	44,390	22,782	99,091
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	—	—	60	105
	Other	(3,219)	627	(5,912)	3,076
	Total Select Items, net(4)	$6,819	$45,017	$16,930	$102,272
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536